                                                                   Exhibit 10.25

                                   QUOTA SHARE
                              REINSURANCE AGREEMENT

                  (HEREINAFTER REFERRED TO AS THE "AGREEMENT")

                                     BETWEEN

                       TOWER INSURANCE COMPANY OF NEW YORK
                               NEW YORK, NEW YORK

                   (HEREINAFTER REFERRED TO AS THE "COMPANY")

                                       AND

                            TOKIO MILLENNIUM RE LTD.

                  (HEREINAFTER REFERRED TO AS THE "REINSURER")



                                   ARTICLE 1

BUSINESS COVERED

This Agreement shall indemnify the Company in respect of the net liability as herein provided and specified which may accrue to the Company as a result of Ultimate Net Loss and Loss Adjustment Expenses subject to this Agreement, under policies written by the Company and classified as Property or Liability, following the Company's original policies, including: Fire and Allied Lines, Commercial Multiple Peril, Homeowners Multiple Peril and Liability, Workers' Compensation, Inland Marine and Automobile Liability and Physical Damage, all subject to the terms, conditions and exclusions of this Agreement.

                                   ARTICLE 2

FOLLOW THE FORTUNES

The Reinsurer's liability shall attach simultaneously with that of the Company and shall be subject in all respects to the same risks, terms, conditions, interpretations, waivers and to the same modifications, alterations, and cancellations as the respective insurances (or reinsurances) of the Company, the true intent of this Agreement being that the Reinsurer shall, in every case to which this Agreement applies, follow the fortunes of the Company, subject always to the terms, conditions and exclusions of this Agreement.




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                                   ARTICLE 3

TERM

A. This Agreement shall take effect 12:01 a.m., Standard Time, October 1, 2003 and shall apply to all losses occurring on or after 12:01 a.m., Standard Time, October 1, 2003 in respect of all inforce Business at 12:01 a.m., Standard Time, October 1, 2003 and new and renewal Business written on and after 12:01 a.m., Standard Time, October 1, 2003 until 12:01 a.m., Standard Time, January 1, 2004.

         Notwithstanding the above, this Agreement shall not be effective unless the cut-off letter, dated December 29, 2003, between the Company and PXRE Reinsurance Company for the Quota Share Reinsurance Agreement, effective January 1, 2003, is fully executed.

         At the time of termination, the Reinsurer shall be liable for the in force Business Covered until the earlier of the expiration or the anniversary date of the Company's policies, but not to exceed 12 (twelve) months plus odd time. In the event that any policy is required by statute or regulation or order to be continued in force, the Reinsurer will continue to remain liable with respect to each such policy until the Company may legally cancel, non-renew or otherwise eliminate liability under the Company's policy.

B. The Company and the Reinsurer may agree to terminate this Agreement or some portion of the Business Covered on a cut-off basis. Upon such termination, the Reinsurer shall incur no liability for losses occurring subsequent to the effective date of termination and the Reinsurer shall return to the Company its respective unearned premium reserve less previously paid Ceding Commissions on such unearned premium reserve.

                                   ARTICLE 4

TERRITORY

In respect of primary business written by the Company, this Agreement shall apply to New York, New Jersey, Pennsylvania and Connecticut and incidental business in other states.

                                   ARTICLE 5

EXCLUSIONS

This Agreement shall not apply to and specifically excludes:

A. Nuclear Incident, in accordance with the following clauses attached hereto:

         1. Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance - U.S.A. - NMA 1119;

         2. Nuclear Incident Exclusion Clause - Liability - Reinsurance - U.S.A. - NMA 1590;

B. War Risks, in accordance with the War Risks Exclusion Clause attached hereto;

C. Insolvency, in accordance with the Insolvency Funds Exclusion Clause attached hereto;

D. Liability assumed by the Company as a member of any pool, association or syndicate, in accordance with the Pools, Associations and Syndicates Exclusion Clause attached hereto;


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E.       Earthquake, when written as such;

F. Liability arising out of ownership, maintenance or use of any aircraft or flight operations;

G. Professional Liability, when written as such, however not to exclude when written as part of a package policy or when written in conjunction with other policies issued by the Company;

H.       Insolvency and Financial Guarantee.

I. Any acquisitions of companies or books of business outside of the normal course of business ("agent rollovers") without the prior written consent of the Reinsurer hereon.

                                   ARTICLE 6

COVERAGE, RETENTION, PER RISK - PER LOSS OCCURRENCE LIMITS AND AGGREGATE LIMIT

A. Coverage - The Reinsurer shall indemnify the Company for the Cession Percentage of the net retained liability of all Ultimate Net Loss and Loss Adjustment Expenses billed by Towers Claim Service for the Term of this Agreement, subject to the Retention, Per Risk - Per Loss Occurrence Limits and the Aggregate Limit hereon. The Reinsurer shall only be obligated to indemnify the Company for underlying policies where the Reinsurer has been paid respective premiums for such underlying policies by the Company.

B. Retention - The Company shall retain net and unreinsured the result of subtracting 100% (one hundred percent) from the Cession Percentage of all Ultimate Net Loss in respect of the first 92.0% (ninety two point zero percent) of Ultimate Net Loss Ratio and 100% (one hundred percent) of Ultimate Net Loss in excess of the first 92.0% (ninety two point zero percent) of Ultimate Net Loss Ratio.

C. Per Risk - Per Loss Occurrence Limits - In no event shall the Reinsurer's limit of liability exceed its pro rata share of $500,000 (five hundred thousand dollars) per risk (as defined in the Company's inuring Excess of Loss Reinsurance Treaties), per Loss Occurrence in respect of property business and $500,000 (five hundred thousand dollars) per Loss Occurrence for liability business. In addition, in no event shall the Reinsurer's aggregate limit of liability exceed 10% (ten percent) of Reinsurance Premium earned per Loss Occurrence in respect of ceded property catastrophe Ultimate Net Loss and Loss Adjustment Expenses. Furthermore, in no event shall the Reinsurer's aggregate limit of liability exceed 10% (ten percent) of Reinsurance Premium in respect of the combined amounts of property catastrophe Ultimate Net Loss and Ultimate Net Loss liability emanating from Terrorist Acts.

D. Aggregate Limit - The Reinsurer's maximum overall aggregate Ultimate Net Loss and Loss Adjustment Expense liability under this Agreement shall be 92.0% (ninety two point zero percent) of ultimate Reinsurance Premium earned by the Reinsurer.
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                                   ARTICLE 7

DEFINITIONS

A. "Cession Percentage" as used in this Agreement shall equal 80% (eighty percent) if the maximum overall Net Written Premium is $95,250,000 (ninety two million two hundred fifty thousand dollars) or less for this Agreement. If the maximum overall Net Written Premium is greater than $92,250,000 (ninety two million two hundred fifty thousand dollars) the Cession Percentage shall be equal to the result of multiplying 80% (eighty percent) by the result of dividing $92,250,000 (ninety two million two hundred fifty thousand dollars) by the actual Net Written Premium.

B. "Declaratory Judgment Expenses" as used in this Agreement shall mean legal expenses paid by the Company in the investigation, analysis, evaluation or litigation of a coverage action between the Company and any other party to determine if there is coverage under a policy or policies issued by the Company for a specific claim or specific claims reinsured under this Agreement or which would be reinsured under this Agreement had the Company not been successful in the coverage action.

         Recoveries from any form of insurance or reinsurance that protects the Company against claims which are the subject matter of this clause will inure to the benefit of the Reinsurer and shall be deducted to arrive at the amount of the Company's Ultimate Net Loss.

C. "Loss Adjustment Expenses" as used in this Agreement shall mean all costs and expenses allocable to a specific claim that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedeas and appeal bonds and including a) pre-judgment interest, unless included as part of the award or judgment; b) post-judgment interest and c) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including pro rata Declaratory Judgment Expenses.

         Loss Adjustment Expenses shall include in-house adjusters, defense attorneys, and other claims personnel of Tower Claims Services (TCS) who bill the Company for their services on an hourly basis.

D.       "Loss Occurrence" shall have the following meanings:

         1. As respects property losses, "Loss Occurrence" shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "Loss Occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 168 (one hundred sixty eight) consecutive hours arising out of and directly occasioned by the same event except that the term "Loss Occurrence" shall be further defined as follows:
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                  a.       As regards windstorm, hail, tornado, hurricane,
                           cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 (seventy two) consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

                  b. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 (seventy two) consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 (seventy two) consecutive hours may be extended in respect of individual losses which occur beyond such 72 (seventy two) consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

                  c. As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 (one hundred sixty eight) consecutive hours may be included in the Company's "Loss Occurrence".

                  d. As regards "Freeze", only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Company's "Loss Occurrence".

                  For all "Loss Occurrences" the Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss and provided that only one such period of 168 (one hundred sixty eight) consecutive hours shall apply with respect to one event except for those "Loss Occurrences" referred to in sub-paragraphs 1 and 2 of this Article where only one such period of 72 (seventy two) consecutive hours shall apply with respect to one event.

                  No individual losses occasioned by an event that would be covered by 72 (seventy two) hours clauses may be included in any "Loss Occurrence" claimed under the 168 (one hundred sixty eight) hours provision.

2. As respects casualty losses, "Loss Occurrence" shall mean any one accident, disaster, casualty or happening, or series of accidents, disasters, casualties or happenings arising out of or following on one event, regardless of the number of interests insured or the number of policies responding.
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                  Except where specifically provided otherwise in this
                  Agreement, each Loss Occurrence shall be deemed to take place as of the earliest date of loss as determined by any original policy responding to the Loss Occurrence.

3. As respects liability losses (bodily injury and property damage) other than Automobile and Products, and at the option of the Company, "Loss Occurrence" shall mean the sum of all damages sustained by each insured during a period of twelve consecutive months arising out of a continuous or repeated injurious exposure to substantially the same general conditions. For purposes of this definition, the date of loss shall be deemed to be the inception or renewal date of the original policy of insurance to which payment is charged.

                  As respects occupational disease and cumulative trauma:

                  a. In case the Company shall, within one original policy year, sustain several losses arising out of such and occupational or other disease or cumulative trauma of a specific kind or class, suffered by several employees of one original insured, all such losses shall be deemed to arise out of one 'occurrence' and the date of the occurrence for reinsurance purposes shall be deemed to be the inception, anniversary or renewal date of the Company's original policy.

                  b. With respect to an occupational disease or other disease suffered by more than one employee of one or more employers, such occupational disease or other disease shall be covered under this Agreement if resulting from a sudden and accidental event not exceeding 48 (forty eight) hours in duration. For purposes of this Agreement, a 48 (forty eight) hour event will be deemed as one Loss Occurrence. All such losses subsequently arising out of such event and not otherwise classified except as occupational disease or other disease shall be considered as one Loss Occurrence or may be combined with losses classified as other than occupational disease or other disease which arise out of the same event, and the combination of such losses shall be considered as one Loss Occurrence within the meaning hereof.

E. "Net Earned Premium" shall mean the Net Written Premium of the Company's Business Covered plus the unearned premium reserve at the inception of this Agreement less the unearned premium reserve at the calculation date.

F. "Net Written Premium" shall mean gross premium of the Company's Business Covered less cancellations and returns and less premium paid for specific excess of loss reinsurance above $500,000 (five hundred thousand dollars) and facultative reinsurances, if any, which reinsurances inure to the benefit of the Reinsurer.

G. "Terrorist Acts" shall mean any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological, or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:

         (i)      involves violence against one or more persons; or
         (ii)     involves damage to property; or
         (iii) endangers life other than that of the person committing the action; or
         (iv) creates a risk to health or safety of the public or a section of the public; or
         (v) is designed to interfere with or to disrupt an electronic system.

         Loss, damage, cost or expense arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any act of terrorism shall be considered part of terrorism Ultimate Net Loss.

H. "Ultimate Net Loss" shall mean, subject to all limitations in this Agreement including the Per Risk - Per Loss Occurrence Limits in
         Article 6, Coverage, Retention, Per Risk - Per Loss Occurrence Limits and Aggregate Limit, Section C, actual loss or losses, including Loss Adjustment Expenses, arising out of Business Covered hereunder sustained by the Company in respect of losses occurring during the Term, including 100% (one hundred percent) of Extra Contractual Obligations and 100% (one hundred percent) of Excess Policy Limits, after making deductions for all recoveries and salvages and inuring specific and facultative reinsurance, whether collectible or not. The Reinsurer shall not be liable for more than $500,000 (five hundred thousand dollars) additional subject Ultimate Net Loss for any one risk, one Loss Occurrence in respect of Excess of Policy Limits/Extra Contractual Obligations liability.

I. "Ultimate Net Loss Ratio" shall mean the ratio of Ultimate Net Losses incurred divided by Net Earned Premium as of the date of calculation.

J. "Unearned Premium Reserve at 12:01 a.m., Standard Time, October 1, 2003" shall mean the Net Written Premium, as defined in E. above, written during the period 12:01 a.m., Standard Time, January 1, 2003 until 12:01 a.m., Standard Time, October 1, 2003 and that is unearned as of 12:01 a.m., Standard Time, October 1, 2003.

                                   ARTICLE 8

NET RETAINED LINES

This Agreement applies only to that portion of Business Covered which the Company retains net for its own account, and in calculating the amount of any Ultimate Net Loss hereunder and also in computing the amounts in Article 6, Coverage, Retention, Per Risk - Per Loss Occurrence Limits and Aggregate Limit, to which this Agreement applies, only Ultimate Net Loss in respect of that portion of Business Covered which the Company retains net for its own account shall be included. The Company warrants that it will have a maximum net retained line of $500,000 (five hundred thousand dollars) for any one risk.

The amount of the Reinsurer's liability hereunder in respect of any Ultimate Net Loss shall not be increased by reason of the inability of the Company to collect from any other reinsurer, whether specific or general, any amounts which may have become due from such reinsurer, whether such inability arises from the insolvency of such reinsurer or otherwise.

                                   ARTICLE 9

REINSURANCE PREMIUM AND REINSURER'S MARGIN

A. Reinsurance Premium - As a condition precedent to Coverage hereunder, the Company shall pay to the Reinsurer, via credit to the Notional Profit Account, the Cession Percentage of the Unearned Premium Reserve of the Company as of 12:01 a.m., Standard Time, October 1, 2003.

         In addition to the above, the Company shall pay to the Reinsurer, via credit/debit to the Notional Profit Account, as applicable, Reinsurance Premium equal to the Cession Percentage of the Net Written Premium collected for new and renewal business for the Term of this Agreement. Such Reinsurance Premium shall be determined and reported to the Reinsurer monthly, 45 (forty five) days in arrears of each month end. Reinsurance Premium calculated for the month shall be deemed credited/debited to the Notional Profit Account 60 (sixty) days in arrears of each respective month end.

         The Company shall have the option, subject to the Reinsurer's consent, to terminate this Agreement on a cut-off basis. If the Company elects, and the Reinsurer consents, to terminate this Agreement on a cut-off basis, in accordance with Article 3, Term, then the Company shall debit the Notional Profit Account for the respective unearned premium less previously paid Ceding Commissions on such unearned premium.

         The maximum overall Net Written Premium for this Agreement shall be $95,250,000 (ninety five million two hundred fifty thousand dollars) or so deemed. The maximum overall ceded Net Written Premium shall be $76,200,000 (seventy six million, two hundred thousand dollars) or so deemed.

B. Reinsurer's Margin - The Company shall pay to the Reinsurer Reinsurer's Margin equal to 9.065% (nine point zero six five percent) of Reinsurance Premium. The Company shall determine and pay Reinsurer's Margin monthly to the Reinsurer at the time Reinsurance Premium is credited to the Notional Profit Account.

                                   ARTICLE 10

CEDING COMMISSION

The Reinsurer shall allow the Company a provisional Ceding Commission equal to 38.50% (thirty eight point five zero percent) of the Reinsurance Premium hereon. Ceding Commission shall be debited/credited, as applicable, to/from the Notional Profit Account as Reinsurance Premiums are credited to the Notional Profit Account monthly and as the Ultimate Net Loss Ratio is re-determined quarterly. The Ultimate Net Loss Ratio shall include incurred but not reported and shall be consistent with the Ultimate Net Loss Ratios reported by the Company in its annual statement filings with its state of domicile regulator.

Ceding Commission shall be calculated each quarter and based upon the Ultimate Net Loss Ratio re-determined each quarter, in accordance with the following table which Ceding Commission may be reduced by the provisions in Article 12, Trust Account:

                                               Ceding Commission Rate                 Ultimate Net Loss Ratio
                                               ----------------------                 ------------------------
         Maximum                                 42.50%                                     50% or Lower
                                                          .8 for 1
                  Provisional                    38.50%                                         55%
                                                          .9 for 1
         Minimum                                 29.00%                                   65.556% or Higher

         If the Ultimate Net Loss Ratio exceeds 50% (fifty percent), the Ceding Commission shall be reduced .8% (point eight percent) and any portion thereof for each 1% (one percent) and any portion thereof that the Ultimate Net Loss Ratio exceeds 50% (fifty percent), up to a Ceding Commission of 38.50% (thirty eight point five zero percent) at a 55% (fifty five percent) Ultimate Net Loss Ratio. If the Ultimate Net Loss Ratio exceeds 55% (fifty five percent), the Ceding Commission shall be reduced .9% (point nine percent) and any portion thereof for each 1% (one percent) and any portion thereof that the Ultimate Net Loss Ratio exceeds 55% (fifty five percent), subject to a minimum Ceding Commission of 29.00% (twenty nine point zero zero percent) at a 65.556% (sixty five point five five six percent) or higher Ultimate Net Loss Ratio. Adjustments to Ceding Commission shall be debited/credited, as applicable, to/from the Notional Profit Account at the respective quarterly Ultimate Net Loss settlement.

The Reinsurer shall remain liable for payment of Ceding Commission whether or not the Notional Profit Account becomes depleted.

                                   ARTICLE 11

NOTIONAL PROFIT ACCOUNT AND INTEREST CREDIT

A. Notional Profit Account - For purposes of this Agreement, the Company shall establish and maintain a cumulative Notional Profit Account comprised of the following:

         1. The Notional Profit Account at September 30, 2003 shall be equal to $0 (zero dollars);

         2. The Notional Profit Account at each subsequent month end shall be comprised of the following cumulative amounts:

                  a) The Notional Profit Account at the end of the prior month; plus

                  b)       Reinsurance Premium; less

                  c) Ceding Commission, excluding the Return Ceding Commission as per Article 12, Trust Account; less

                  d)       Reinsurer's Margin; less

                  e) Ceded Ultimate Net Losses paid by the Reinsurer for the respective month; plus

                  f)       Interest Credit.

         The Company shall determine and report the balance and activity of the Notional Profit Account monthly within 75 (seventy five) days of the month end.

B. Interest Credit - The Notional Profit Account shall be credited monthly, as of the end of the respective month, by the Company with an Interest Credit rate equal to .206% (point two zero six percent) of the average daily balance of the Notional Profit Account for the respective month, to achieve an annual effective yield of 2.5% (two point five percent).

         Interest Credit shall continue even in the event of the Company's insolvency.

                                   ARTICLE 12

TRUST ACCOUNT

The Company shall establish a segregated Trust Account and Trust Agreement acceptable to the Reinsurer to collateralize the Notional Profit Account in
Article 11, Notional Profit Account and Interest Credit. The Company shall deposit Reinsurance Premium less provisional Ceding Commission less Reinsurer's Margin, all as contractually due hereunder. The Company shall also withdraw Ceding Commission adjustments and ceded paid portion of Ultimate Net Loss amounts when contractually due. The Company shall invest such amounts to both
(i) achieve a minimum effective annual yield of 2.5% (two point five percent) per annum and (ii) enable investments to be admitted assets for statutory reporting on the Company's financial statements.

If the market value of the assets in the Trust Account at any calendar quarter end is less than the Notional Profit Account balance at such calendar quarter end, the Company shall deposit assets to achieve the required Notional Profit Account balance at such quarter end. If the market value of assets in the Trust Account at any calendar quarter end exceeds the balance of the Notional Profit Account at such calendar quarter end, the Reinsurer will instruct the Trustee, if requested by the Company, to remit to the Company the excess funding.

Within 45 (forty five) days of each calendar quarter end, beginning with the quarter ending December 31, 2003, if the Company fails to maintain the Trust Account equal to the Notional Profit Account required level, then the cumulative amount of the shortfall shall be deemed "Return Ceding Commission" due the Reinsurer. Such actual amount shall be paid in cash by the Company to the Reinsurer within 60 (sixty) days of the respective calendar quarter end to reduce the Ceding Commission that otherwise would have been due at the respective Ultimate Net Loss Ratio as per the Ceding Commission table in Article 10, Ceding Commission. The Company shall calculate the cumulative shortfall, if any, and re-determine the Return Ceding Commission due, within 45 (forty five) days of each subsequent calendar quarter end until all liability under this Agreement is finalized. The Company shall pay to the Reinsurer any additional Return Ceding Commission due in excess of any previously paid Return Ceding Commission and the Reinsurer shall pay to the Company any reduction of Return Ceding Commission due over the previously paid Return Ceding Commission within 60 (sixty) days of the calendar quarter end.

Upon the occurrence of a Triggering Event, the Reinsurer shall have the sole option of drawing any and all assets from the segregated Trust Account and placing such assets into a New York Regulation No. 114 compliant Trust Account. Notwithstanding the above, the Company is required to deposit additional assets into the Trust Account to guarantee an investment return equivalent to the .206% (point two zero six percent) monthly yield, as specified in Article 11, Notional Profit Account and Interest Credit and Article 12, Trust Account. If the Company does not deposit sufficient assets, then the provisions in paragraph 3 above of this article shall continue to be required.

A "Triggering Event" is any of the following:

         1.       A.M. Best Rating of the Company falls below B+; or

         2. a reduction of more than 20% (twenty percent) of the Company's statutory surplus from the Company's Statutory Surplus Level at September 30, 2003; or

         3.       Insolvency, Rehabilitation, or Regulatory Supervision of the
                  Company.

                                   ARTICLE 13

ACCOUNTS, REMITTANCES AND LOSS SETTLEMENTS

A. Within 45 (forty five) days following the end of each month, the Company shall report to the Reinsurer the amount of:

         1. Net Written Premium and ceded Net Written Premium by line of business;

         2. Net Earned Premium and ceded Net Earned Premium by line of business;

         3.       Ceding Commissions paid and unpaid;

         4. Ceded Ultimate Net Loss and Loss Adjustment Expenses paid by line of business;

         5. Ceded Ultimate Net Loss and Loss Adjustment Expenses outstanding by line of business;

         6. Salvage recovered and ceded Salvage recovered by line of business;

         7. Premium amounts calculated in accordance with Article 9, Reinsurance Premium and Reinsurer's Margin, including applicable Reinsurer's Margin;

         8. The balance of the Notional Profit Account as of that month end and activity in the Notional Profit Account during the month.

         Reports shall continue until final settlement of all Ultimate Net Loss hereunder, or upon Commutation in accordance with Article 14, Commutation.

B. Ultimate Net Loss settlements by the Reinsurer to the Company shall be made within 15 (fifteen) days following the Reinsurer's receipt of the Company's monthly report or 60 (sixty) days in arrears of the respective month end, whichever is later.

         Ultimate Net Loss recoverable hereunder shall be first settled by debit to the Notional Profit Account. However, in the event the Notional Profit Account becomes depleted and not a positive amount, the Reinsurer shall remit to the Company Ultimate Net Loss recoverable hereunder less Return Ceding Commission due and unpaid, per Article 12, Trust Account from other funds of the Reinsurer. However, in no event shall the Reinsurer be liable for amounts exceeding the Reinsurer's maximum limits of liability as set forth in Article 6, Coverage, Retention, Per Risk - Per Loss Occurrence Limits and Aggregate Limit.

C. Notwithstanding the above, the Company shall advise the Reinsurer promptly (but no later than 30 (thirty) days from the date the Company determines that a loss may result in a claim hereunder or may materially affect the position of the Reinsurer) of all Ultimate Net Losses, which, in the opinion of the Company, may result in a claim hereunder and of all subsequent developments thereto which, in the opinion of the Company, may materially affect the position of the Reinsurer. Inadvertent omission or oversight in dispatching such advises shall in no way affect the liability of the Reinsurer. However, the Company shall notify the Reinsurer of such omission or oversight promptly upon its discovery.

D. All Ultimate Net Loss settlements made by the Company on Business Covered, whether under policy terms and conditions or by way of compromise, shall be in the sole discretion of the Company and shall be unconditionally binding on the Reinsurer, subject always to the terms conditions and exclusions of this Agreement. Upon satisfactory proof of loss, the Reinsurer shall pay or allow, as applicable, its proportional share of each such settlement in accordance with this Agreement.

                                   ARTICLE 14

COMMUTATION

The Company shall have the option, only with the consent of the Reinsurer, effective at any calendar quarter end on or after the calendar quarter of termination of this Agreement, to commute all ceded Ultimate Net Loss outstanding hereunder. The date that the Company and the Reinsurer mutually elect to commute shall be deemed the commutation date.

Upon Commutation, the Reinsurer shall pay 100% (one hundred percent) of the residual Notional Profit Account to the Company and release to the Company any residual funds in the Trust Account. Upon payment of the Notional Profit Account and release of any residual funds in the Trust Account, the Reinsurer shall be released from all past, current and future liability under this Agreement.

                                   ARTICLE 15

CURRENCY

A. Whenever the word "dollars" or the "$" appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

                                   ARTICLE 16

TAXES AND FEDERAL EXCISE TAX

A. Taxes - In consideration of the terms under which this Agreement is issued, the Company undertakes not to claim any deduction of the Premium hereon when making Canadian tax returns or when making tax returns other than Income or Profits Tax returns, to any State or Territory of the United States of America or to the District of Columbia.

B. Federal Excise Tax - (Applicable to those reinsurers, excepting Underwriters at Lloyd's London and other reinsurers exempt from Federal Excise Tax, who are domiciled outside the United States of America.)

         The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the Premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such Premium is subject to the Federal Excise Tax.

         In the event of any return of Premium becoming due hereunder, the Reinsurer shall deduct the applicable percentage from the return Premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

                                   ARTICLE 17

RESERVES

A. If a jurisdiction of the United States shall not permit the Company, in the statements required to be filed with its regulatory authority(ies), to receive full credit as admitted reinsurance for any Reinsurer's share of obligations, the Company shall forward to such Reinsurer a statement of the Reinsurer's share of such obligations. Upon receipt of such statement, the Reinsurer shall promptly apply for and provide the Company with a "clean", unconditional and irrevocable Letter of Credit or alternative REG 114 Trust in the amount specified in the statement submitted, with terms and bank acceptable to the regulatory authority(ies) having jurisdiction over the Company. The form of collateral to be provided under this clause in excess of the Notional Profit Account shall be solely at the option of the Reinsurer.

B. "Obligations" as used in this Article, shall mean the sum of losses paid and Loss Adjustment Expenses paid by the Company but not yet recovered from the Reinsurer, plus reserves for reported losses, Loss Adjustment Expenses, losses incurred but not reported and premiums unearned, if any.

C. The Reinsurer hereby agrees that the Letter of Credit shall provide for automatic extension of the Letter of Credit without amendment for one year from the date of expiration of said Letter or any future expiration date unless 30 (thirty) days prior to any expiration the issuing bank shall notify the Company by registered mail that the issuing bank elects not to consider the Letter of Credit renewed for any additional period. An issuing bank, not a "qualified bank" as defined by Regulation 133 promulgated by the Insurance Department of the State of New York, shall provide 60 (sixty) days notice to the Company prior to any expiration.

D. Notwithstanding any other provision of this Agreement, the Company or any successor by operation of law of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company may draw upon such credit, without diminution because of the insolvency of any party hereto, at any time and undertakes to use and apply such credit for one or more of the following purposes only:

         1. to pay the Reinsurer's share or to reimburse the Company for the Reinsurer's share of any obligations, as stipulated in the statement submitted by the Company to the Reinsurer, which is due to the Company and not otherwise paid by the Reinsurer;

         2. in the event the Company has received effective notice of non-renewal of the Letter of Credit and the Reinsurer's liability remains unliquidated and undischarged 30 (thirty) days prior to the expiry date of the Letter of Credit to withdraw the balance of the Letter of Credit and place such sums in an interest bearing trust account to secure the continuing liabilities of the Reinsurer under this Agreement until a renewal Letter of Credit acceptable to the regulatory authority(ies) having jurisdiction over the Company, or a substitute in lieu thereof acceptable to the regulatory authority(ies) having jurisdiction over the Company, has been received by the Company. The Company shall provide to the Reinsurer payment of any interest thereon accruing from such account.

         3. to make refund of any sum which is in excess of the actual amount required for Sections 1 and 2 of this paragraph.

E. At annual intervals or more frequently as determined by the Company, but never more frequently than quarterly, the Company shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, of the Reinsurer's share of any obligations. If the statement shows that the Reinsurer's share of obligations exceeds the balance of credit as of the statement date, the Reinsurer shall, within 30 (thirty) days after receipt of notice of such excess, secure delivery to the Company of an amendment of the Letter of Credit increasing the amount of credit by the amount of such difference. If the statement shows, however, that the Reinsurer's share of obligations is less than the balance of credit as of the statement date, the Company shall, within 30 (thirty) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

F. The bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to assure that withdrawals are made only upon the order of properly authorized representatives of the Company. The Company shall incur no obligation to the bank in acting upon the credit, other than as appears in the express terms thereof.

                                   ARTICLE 18

EXCESS OF POLICY LIMITS

This Agreement shall protect the Company, within the limits hereof, for 100% (one hundred percent) of loss in excess of the limit of its original policies of insurance or Reinsurance Agreements, such loss in excess of the limit having been incurred because of failure by the Company or Tower Risk Management to settle within the policies of insurance or Reinsurance Agreement limit or by reason of alleged or actual negligence or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

However, this Article shall not apply where the loss has been incurred due to a fraud by a member of the board of directors or a corporate officer of the Company or Tower Risk Management acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

For the purpose of this Article, the word "loss" shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original Reinsurance Agreement.

                                   ARTICLE 19

EXTRA CONTRACTUAL OBLIGATIONS

This Agreement shall protect the Company for 100% (one hundred percent) of any Extra Contractual Obligations within the limits hereof. The term "Extra Contractual Obligations" is defined as those liabilities not covered under any other provision of the Company's original policies of insurance or Reinsurance Agreements and which arise from the handling of any claim on Business Covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company or Tower Risk Management to settle within the policies of insurance or Reinsurance Agreement limit, or by reason of alleged or actual negligence or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

The date on which any Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original loss event. However, this Article shall not apply where the loss has been incurred due to fraud by a member of the board of directors or a corporate officer of the Company or Tower Risk Management acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

                                   ARTICLE 20

OFFSET

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement or any other agreement between the Company and the Reinsurer. The party asserting the right of offset may exercise such right any time whether the balances due are on account of Reinsurance Premiums, Ceding Commissions, Return Ceding Commissions, Ultimate Net Losses or any other balances due or owed between the Company and the Reinsurer. In the event of insolvency of either party to this agreement, then offsets shall only be allowed to the extent permitted by the provisions of New York Insurance Law Section 7427.

                                   ARTICLE 21

ERRORS AND OMISSIONS

Inadvertent delays, errors or omissions made by the Company in connection with this Agreement shall not relieve the Reinsurer from any liability which would have attached had such delay, error or omission not occurred, provided always that such delay, error or omission shall be rectified as soon as possible after discovery by the Company's home office.

                                   ARTICLE 22

ACCESS TO RECORDS

The Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect through its designated representatives, during the Term of this Agreement and thereafter, all books, records and papers of the Company in connection with any reinsurance hereunder, or the subject matter hereof. Such right shall continue to exist as long as one party has a claim against the other party arising out of this Agreement.

                                   ARTICLE 23

INSOLVENCY

A. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator, or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator, or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy insured which claim would involve a possible liability on the part of the Reinsurer with a reasonable time after such claims is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that they may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the insolvent Company.

                                   ARTICLE 24

CONFIDENTIALITY

The parties acknowledge there may be portions of this Agreement, the Reinsurance Agreement submission or the marketing package that may contain confidential, proprietary information of the Company. The Reinsurer shall maintain the confidentiality of such information concerning the Company and its business and shall not disclose it to any third person without prior approval; provided, however, that the Reinsurer may be required and are permitted under this Agreement to disclose such information in answers to interrogatories, subpoenas or other legal/arbitration processes as well as to the Company's Intermediaries, to the Reinsurer's retrocessionaire, and applicable intermediaries, or in response to requests by governmental and regulatory agencies. In addition, the Reinsurer may disclose such information to its rating agencies, auditors, advisors and to its outside legal counsel as may be necessary.

                                   ARTICLE 25

ARBITRATION

A. Any dispute or other matter in question between the Company and the Reinsurer arising out of, or relating to, the formation, interpretation, performance or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, shall be settled by arbitration. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen.

B. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for the purposes of this Article, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this Agreement from several to joint.

C. Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within 60 (sixty) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within 60 (sixty) days of their appointment, each of the arbitrators shall nominate 3 (three) individuals . Each arbitrator shall then decline two of the nominations presented by the other arbitrator. he third arbitrator shall then be chosen form the remaining two nominations by drawing lots. The arbitrators shall be active or former officers of insurance or reinsurance companies or Lloyd's Underwriters; the arbitrators shall not have a personal or financial interest in the result of the arbitration.

D. The arbitration hearings shall be held in New York, New York or such other place as may be mutually agreed. Each party shall submit its case to the arbitrators within 60 (sixty) days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the reinsurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both parties. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

E. Each party shall pay the fee and expenses of its own arbitrator and one-half of the fee and expenses of the third arbitrator. All other expenses of the arbitration shall be equally divided between the parties.

F. Except as provided above, arbitration shall be based, insofar as applicable, upon the procedures of the American Arbitration Association.

                                   ARTICLE 26

SERVICE OF SUIT

(This Article only applies to reinsurers domiciled outside the United States and/or unauthorized in any state, territory or district of the United States having jurisdiction over the Company.)

A. It is agreed that in the event of the failure of the Reinsurer hereon to pay any amount claimed to be due hereunder, the Reinsurer hereon, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's right to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. It is further agreed that service of process in such suit may be made upon Morgan, Lewis & Bockius LLP, 101 Park Avenue New York, New York 10178, and that in any suit instituted, the Reinsurer shall abide by the final decision of such court or of any Appellate Court in the event of an appeal.

B. The above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they shall enter a general appearance upon the Reinsures s behalf in the event such a suit shall be instituted.

C. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement of reinsurance, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

                                   ARTICLE 27

INTERMEDIARY

Tower Risk Management Corporation and Pegasus Advisors - Towers Perrin Reinsurance are hereby recognized as the Intermediaries negotiating this Agreement for all business hereunder and through whom all communications relating hereto (including but not limited to notices, statements and reports) shall be transmitted to both parties. It is understood, as regards remittances due either party hereunder, that payment by the Company to the Intermediaries, shall constitute payment to the Reinsurer but payment by the Reinsurer to the Intermediaries shall only constitute payment to the Company to the extend such payments are actually received by the Company.

                                   ARTICLE 28

PROPORTION

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Signed this 17th day of December 31, 2003,
For and on behalf of TOWER INSURANCE COMPANY OF NEW YORK in acceptance of the terms, conditions and Reinsurer hereon:

By:                      /s/ Marina Contiero
                  ----------------------------------
                             (Signature)

                           Marina Contiero
                  ----------------------------------
                            (Print Name)

Title:                     Vice President
                  ----------------------------------


Signed this 17th day of December 31, 2003,
For and on behalf of TOKIO MILLENNIUM RE LTD. for its 100% (one hundred percent) participation of the terms and conditions hereon:

By:                      /s/ Tatsuhiko Hoshina
                  ----------------------------------
                              (Signature)

                           Tatsuhiko Hoshina
                  ----------------------------------
                             (Print Name)


Title:                     Director & CUO
                  ----------------------------------